Exhibit 99.01
FOR IMMEDIATE RELEASE                     Contact: Investor Relations
Website: http://www.arthrt.com                                 (978) 602-1436

March 21, 2014
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES FOURTH QUARTER AND 2013 YEAR END RESULTS

Fitchburg, MA
Arrhythmia Research Technology, Inc. (NYSE MKT: HRT) and its subsidiaries (the "Company") today announced its results for the quarter and year ending December 31, 2013. The Company's financial results reflect the consolidated results of Arrhythmia Research Technology, Inc. and its subsidiaries, including Micron Products, Inc. ("Micron"), and the discontinued operations of RMDDxUSA Corp. and RMDDx Corporation (collectively "WirelessDx").
Year Ended December 31, 2013
Highlights

•	Net sales increased 3.4% over 2012.

•	Total net loss improved $0.91 per share as compared to 2012.
Summary Results

Twelve Months Ended December 31,	2013	2012	$ Change	% Change
Net sales	$21,341,052	$20,642,570	$698,482	3.4%

Net loss from continuing operations before tax	(1,251,167)	(3,253,099)	2,001,932	(61.5)%
Tax provision (benefit)	2,267,969	(875,992)	3,143,961	(358.9)%
Net loss from discontinued operations, net of tax	(19,194)	(3,760,827)	3,741,633	(99.5)%
Total net loss	$(3,538,330)	$(6,137,934)	$2,599,604	(42.4)%

Per Share

Twelve Months Ended December 31,	2013	2012	$ Change
Net loss from continuing operations before tax	$(0.46)	$(1.17)	$0.71
Net loss from discontinued operations, net of tax	(0.01)	(1.36)	1.35
Total net loss	$(1.31)	$(2.22)	$0.91

Quarter Ended December 31, 2013
Highlights

•	Net sales increased 20.4% over the same quarter last year.

•	Total net loss improved $0.41 per share as compared to the same quarter last year.

Summary Results

Three Months Ended December 31,	2013	2012	$ Change	% Change
Net sales	$6,089,200	$5,057,412	$1,031,788	20.4%

Net loss from continuing operations before tax	(74,294)	(1,237,243)	1,162,949	(94.0)%
Tax provision (benefit)	—	(266,369)	266,369	(100.0)%
Net loss from discontinued operations, net of tax	(2,625)	(237,447)	234,822	(98.9)%
Total net loss	$(76,919)	$(1,208,321)	$1,131,402	(93.6)%

Per Share

Three Months Ended December 31,	2013	2012	$ Change Per Share
Net loss from continuing operations before tax	$(0.03)	$(0.45)	$0.42
Net loss from discontinued operations, net of tax	—	(0.09)	0.09
Total net loss	$(0.03)	$(0.44)	$0.41

Salvatore Emma Jr., the Company’s President and Chief Executive Officer, commented, "2013 was a year of improvement for the Company in terms of revenue, liquidity and margin expansion.  In 2013, the Company expanded its offerings in orthopedic implant manufacturing and improved its market share in sensor products. In 2014, the Company anticipates increased sales in its orthopedic, medical disposables and custom injection molding products. The expectation is to return to profitability in 2014.”
About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. manufactures components, devices and equipment for medical, military, law enforcement, industrial and automotive applications. Micron is engaged in the production and sale of silver/silver chloride coated and conductive resin sensors used as component parts in the manufacture of integrated disposable electrophysiological sensors. These disposable medical devices are used worldwide in the monitoring of electrical signals in various medical applications. The Company also performs custom thermoplastic injection molding and provides a full array of design, engineering and production services and management. The Company's orthopedic implant machining operation produces quick-turn, high volume and patient-specific, finished orthopedic implants. In addition to its manufacturing capabilities, the Company also licenses proprietary customizable signal-averaging electrocardiography (SAECG) software used to help assess a patient's risk of certain heart arrhythmias.
For more information please check our websites: http://www.arthrt.com and http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to retain customers who represent significant proportions of revenue; our ability to maintain our pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variability of customer delivery requirements; variations in the mix of products sold; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.